Exhibit 10(k)
GE Aerospace Retirement for the Good of the Company Program
Amended and restated as of January 1, 2025
The following provisions of the GE Aerospace Retirement for the Good of the Company Program (“Program”) shall apply for any Employee who Separates from Service on or after January 1, 2025 (and for any amounts paid by reason of the death of such Employee). Subject to the transfer of benefits and liabilities described below and in Section C, benefits granted under the Program prior to January 1, 2025 shall be governed by the terms of the Program as in effect when such benefits were granted, which terms are reflected in a separation agreement.
Effective January 1, 2023, in anticipation of the Plan Sponsor’s split into three separate companies comprising its aviation, healthcare, and energy businesses, respectively, the Program was renamed the GE Aerospace Retirement for the Good of the Company Program, and benefits and liabilities under this Program attributable to certain individuals were transferred to two newly established programs, as described in Section C. Each such program is a continuation of this Program with respect to the individuals transferred to it. After December 31, 2022, no individual whose benefit was transferred to another program (nor any of their beneficiaries) shall accrue benefits, or have any rights, under, or with respect to, this Program (even if such individual is subsequently employed by, or has service with, the Company or its Affiliates), unless the individual’s benefit is transferred back to the Program in accordance with Section C.

A.Allowances
The Chief Executive Officer of the Plan Sponsor, Chief Human Resources Officer of the Plan Sponsor or a delegate of either (a “Company Representative”) may, in the Company Representative’s sole discretion, take any one of the following actions:
(1)In the event a Company Representative determines, in his or her sole discretion, that an Employee’s Separation from Service is in the best interest of the Company, the Employee shall be provided with an interest in the Employee’s Supplementary Pension (or Executive Retirement Installment Benefit) commencing at the time prescribed by Section X(a) (or XIX) of the GE Aerospace Supplementary Pension Plan (a “Deferred Termination Allowance”), provided that the Employee either has completed at least 25 years of Pension Qualification Service (or Eligibility Service) or will be receiving payments under the Plant Closing Pension Option under the GE Aerospace Pension Plan. In limited circumstances to be determined by a Company Representative in his or her sole discretion, a proportionately reduced Deferred Termination Allowance may be provided to an Employee with less than 25 years of Pension Qualification Service (or Eligibility Service).
(2)In the event an Employee has attained age 55 and will be receiving payments under the Special Early Retirement Option or Plant Closing Pension Option under the GE Aerospace Pension Plan, the Employee may be provided with an amount commencing on the first day of the month after the Employee’s Separation from Service that shall not exceed the amount which would have been payable under this Plan if the Employee had attained age 60 before his or her Separation from

Service, taking into account only the Pension Benefit Service and Average Annual Compensation to the date of Separation from Service (a “SERO/PCPO Allowance”). (This paragraph (2) shall not apply to an Executive Retirement Installment Benefit.)
Any such Deferred Termination or SERO/PCPO Allowance (each an “Allowance”) shall be conferred in a separation agreement executed by the Employee and a Company Representative, and shall be contingent upon the Employee signing such an agreement which will include, among other things, a release and waiver of claims. Such release and waiver of claims must be acceptable to the Company, executed by the deadline established by the Company, and not revoked. The requirement to execute a release and waiver of claims shall not alter the time or form of payment of any benefit under the Program. To the extent the terms of such separation agreement conflict with the terms of this Program, the terms of this Program shall prevail.
Any Allowance may be terminated at any time by the Management Development and Compensation Committee of the Board of Directors of the Plan Sponsor if such committee determines, in its sole discretion, that the Employee, or after the death of the Employee, the employee’s Surviving Spouse, has acted or is acting in any way inimical to the interests of the Company. Furthermore, any Allowance may be amended, reduced, suspended or terminated by the Board of Directors of the Plan Sponsor in its discretion. Any such change shall comply with the restrictions of Section 409A of the Code, to the extent applicable. No such change may accelerate a scheduled payment of benefits hereunder, nor permit a subsequent deferral of benefits hereunder.
B.General Conditions
(1)All terms not otherwise defined herein shall have the meaning set forth in the GE Aerospace Supplementary Pension Plan or GE Aerospace Pension Plan. Consistent therewith, the form of payment of an Allowance granting an interest in the Employee’s Supplementary Pension or Executive Retirement Installment Benefit shall be governed by the terms of the GE Aerospace Supplementary Pension Plan.
(2)The terms of the Program shall be interpreted consistent with the requirements of Section 409A of the Code and regulations and other guidance issued thereunder. Notwithstanding any other provision of the Program to the contrary, if an Employee is a Specified Employee, payment of any Allowance shall not be made within the first six months following the Employee’s Separation from Service. In the event distribution to a Specified Employee is so delayed, payment of benefits hereunder shall begin on the first day of the seventh month following Separation from Service and, in the case of an allowance based on an Employee’s Supplementary Pension, the first such payment may be increased to reflect the missed payments (with interest determined in accordance with the Plan Administrator’s (currently, the Benefits Administrative Committee’s) procedures). “Specified Employee” means a specified employee as described in the Company’s Procedures for Determining Specified Employees under Code Section 409A, as amended from time to time.

Except to the extent that the same are governed by the federal law (including Section 409A of the Code), the law of the State of New York shall govern the construction and administration of the Program.
(3)No Employee and no other person shall have any legal or equitable rights or interest in this Program that are not expressly granted in this Program. For example, the fact that an Allowance may be granted to any eligible Employee, or that an Allowance has been granted to other employees in the past, does not entitle any Employee to such a grant.
(4)Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.
(5)The provisions of this Section B (5) shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred. Any such claim shall be addressed through the claims and appeals process described in the handbook summary for the GE Aerospace Supplementary Pension Plan, and no such claim may be filed in court, arbitration, or similar proceeding before the claimant has exhausted that process. Such process is intended to comply with Section 503 of ERISA and shall be administered and interpreted in a manner consistent with such intent.
(6)The claims administrator shall be the Plan Administrator or such other person(s) designated by the Plan Sponsor.
C.GE HealthCare and GE Vernova Spin-Offs
(1)Allocation of Employees
Effective January 1, 2023 (the “Program Spin-Off Date”), in anticipation of the Plan Sponsor’s split into three separate companies comprising its aviation, healthcare and energy businesses, respectively, the HealthCare Benefit Liabilities and Vernova Benefit Liabilities (each as defined below) were transferred to the GE HealthCare Retirement for the Good of the Company Program and the GE Energy Retirement for the Good of the Company Program, respectively (each a “Spin-Off Program”) as described in this Section C (the “Program Spin-Off”). Each individual whose benefit is a HealthCare Benefit Liability or an Vernova Benefit Liability is an “Affected Transferee.” Except as otherwise set forth in this Section C (with respect to Reverse Program Spin-Offs), an Affected Transferee who becomes employed by the Plan Sponsor or any of its Affiliates on or after the Program Spin-Off Date shall not be entitled to any benefits under the Program.
•The HealthCare Benefit Liabilities are the benefits and liabilities under the Program for (i) most former employees of the Plan Sponsor’s healthcare business and (ii) certain former employees whose last employer of record within the Plan Sponsor and its Affiliates is not attributable to any of the Plan Sponsor’s aviation, healthcare, or energy businesses (or is attributable to the Plan Sponsor’s aviation or energy businesses in limited cases), in each case as determined by the Plan Sponsor in its sole discretion and identified on a list maintained in the records of the Plan Sponsor.
•The Vernova Benefit Liabilities are the benefits and liabilities under the Program for most former employees of the Plan Sponsor’s energy business, in each case as determined by the Plan Sponsor in its sole discretion and identified on a list maintained in the records of the Plan Sponsor.
Benefits and liabilities for certain former employees of the Plan Sponsor’s healthcare and energy businesses may remain in the Program, as determined by the Plan Sponsor in its sole discretion and identified on a list maintained in the records of the Plan Sponsor. (For the avoidance of doubt, with respect to individuals who have accrued GE Aerospace Pension Plan benefits as of the Program Spin-Off Date, the HealthCare Benefit Liabilities and the Vernova Benefit Liabilities are the benefits and liabilities under the Program for individuals whose benefits under the GE Aerospace Pension Plan are transferred as of the Program Spin-Off Date to the GE HealthCare Pension Plan or the GE Energy Pension Plan, as applicable.)
Effective immediately prior to the Program Spin-Off Date, the Affected Transferees (including, as applicable, their beneficiaries) shall cease to be participants in the Program, shall no longer be entitled to any benefit payments from the Program, and shall no longer have any rights whatsoever under the Program (even if the Affected Transferee is subsequently employed by, or has service with, the Plan Sponsor or its Affiliates, unless the Affected Transferee’s benefit is transferred back to this Program in accordance with this Section C). Effective on the Program Spin-Off Date, the Affected Transferees shall become participants in the applicable Spin-Off Program. Each Affected Transferee’s status under the applicable Spin-Off Program on the Program Spin-Off Date shall be the same as the Affected Transferee’s status under the Program immediately prior to the Program Spin-Off Date.
(2)Transfer of Benefits and Liabilities
The Program Spin-Off shall be effected in accordance with the applicable requirements of this instrument. The accrued benefit of each Affected Transferee under the Program immediately before the Program Spin-Off shall become his accrued benefit under the applicable Spin-Off Program immediately after the Program Spin-Off.

Following the Program Spin-Off, the sponsor of the Spin-Off Program and its affiliates shall have exclusive responsibility for paying benefits under the Spin-Off Program and for all payment obligations thereunder.

(3)Transfer from this Program after the Program Spin-Off Date

Following the Program Spin-Off Date, if an individual with a benefit under the Program is hired by an Affiliate of the Plan Sponsor that is part of GE HealthCare or GE Vernova, the benefits and liabilities for such individual shall be transferred from this Program to the GE HealthCare Retirement for the Good of the Company Program or the GE Energy Retirement for the Good of the Company Program, as applicable (each such transfer to a Spin-Off Program, a “Subsequent Program Spin-Off”).

Each Subsequent Program Spin-Off shall be completed in a manner consistent with Subsections 1 and 2 of this Section C and the individual subject to the Subsequent Program Spin-Off shall be treated as an “Affected Transferee;” provided, however, that the “Program Spin-Off Date” shall be: (i) if the individual does not have a benefit under the GE Aerospace Pension Plan, the date of such individual’s hire or (ii) if the individual has a benefit under the GE Aerospace Pension Plan, the date of the corresponding transfer of such individual’s benefit under the GE Aerospace Pension Plan.

Immediately after the Subsequent Program Spin-Off, each Affected Transferee included in the Subsequent Program Spin-Off shall cease to be a participant in the Program (and shall become a participant in the Spin-Off Program). No individual whose benefits are transferred from the Program to the GE HealthCare Retirement for the Good of the Company Program or the GE Energy Retirement for the Good of the Company Program shall have any claims or rights against the Plan Sponsor or any of its Affiliates in respect of benefits under the Program.

(4)Transfers to this Plan after the Program Spin-Off Date
Following the Program Spin-Off Date, if an individual with an accrued benefit under a Spin-Off Program is hired by the Plan Sponsor or an Affiliate of the Plan Sponsor that is not part of GE HealthCare or GE Vernova, at a time when the sponsor of the applicable Spin-Off Program is still an Affiliate of the Plan Sponsor (each such individual, a “Transferred Participant”), the benefits and liabilities for such Transferred Participant shall be transferred from the applicable Spin-Off Program to the Program (each such transfer to the program, a “Reverse Program Spin-Off”). Such Reverse Program Spin-Off shall be effective: (i) if the Transferred Participant does not have a benefit under the GE HealthCare Pension Plan or GE Energy Pension Plan, upon the date of the Transferred Participant’s hire or (ii) if the Transferred Participant has a benefit under the GE HealthCare Pension Plan or GE Energy Pension Plan, the date that the Transferred Participant’s benefit under such pension plan transfers to the GE Aerospace Pension Plan (the “Transfer Date”). Each such Transferred Participant shall resume participation in the Program upon the Transfer Date.

Each Reverse Program Spin-Off shall be effected in accordance with the applicable requirements of this instrument.